STOCKHOLDERS AGREEMENT

        This STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of July
2, 2002, is made and entered into among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), BG Merger Sub Inc., a Virginia corporation and wholly owned subsidiary of Parent ("Merger Sub"), and each party listed under the heading "STOCKHOLDER" on the signature page hereof (each a "Stockholder" and collectively, the "Stockholders");

                        W I T N E S S E T H:

        WHEREAS, as of the date hereof, each Stockholder is the beneficial owner ("beneficial owner," "beneficial ownership," "beneficially," and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended) of the number of shares of common stock, no par value ("Company Common Stock"), of Garan, Incorporated, a Virginia corporation (the "Company"), set forth opposite the Stockholder's name on Exhibit A hereto (the total number of shares of Company Common Stock beneficially owned by the Stockholder, and any other Company Common Stock or any stock option that the Stockholder acquires, as record or beneficial holder, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, together with all associated Rights, being collectively referred to as the "Shares");

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, and Merger Sub are entering into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for the merger of Merger Sub with and into the Company (the "Merger"); and

        WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested each Stockholder to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement each Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                 ARTICLE I

                STOCKHOLDERS' REPRESENTATIONS AND WARRANTIES

        Each Stockholder hereby severally, and not jointly, represents and warrants to Parent and Merger Sub as follows:

        1.1 Due Organization and Authorization. Stockholder (if not a natural person) is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is formed. Stockholder possesses the requisite power and authority to execute, deliver, and perform this Agreement, to appoint or cause to be appointed Merger Sub and Parent (or any nominee thereof) as its Proxy (as defined below), and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, the appointment of Merger Sub and Parent (or any nominee thereof) as Stockholder's Proxy, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) is subject to general principles of equity. Stockholder consents to each other Stockholder's execution, delivery, and performance of this Agreement. There is no other beneficial owner of any of the Shares or other beneficiary or holder of any other interest in any of the Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Stockholder of the transactions contemplated hereby.

        1.2 No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the certificate or articles of incorporation, bylaws or other organizational documents of Stockholder (if Stockholder is an entity), (ii) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder's assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's assets is bound or affected, except in the case of clauses (ii) and (iii), for such matters as would not prevent or in any way impair Stockholder's ability to perform its obligations under this Agreement.

              (b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, other than (i) filings under the HSR Act and any similar foreign requirements, and (ii) any necessary filing under the Securities Exchange Act of 1934, as amended.

        1.3 Title to Shares. Stockholder is the beneficial owner of the shares of Company Common Stock as set forth opposite Stockholder's name on Exhibit A hereto (or shares beneficial ownership as set forth on Exhibit A), free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement. Exhibit A also sets forth the record owner of the Shares. As of the date hereof, Stockholder does not own beneficially or of record any other shares of Company Common Stock or option to acquire any such shares.

        1.4 Information for Offer Documents and Proxy Statement. None of the information relating to Stockholder and its affiliates provided in writing to the Company by or on behalf of Stockholder or its affiliates specifically for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the SEC or are first published, sent or given to stockholders of the Company, or at the time of the special meeting of stockholders to consider the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        1.5 Acknowledgment. Stockholder, on behalf of itself and its affiliates, acknowledges and agrees that neither it nor they shall be paid or shall otherwise be entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                             ARTICLE II

                        STOCKHOLDERS' COVENANTS

        Each Stockholder hereby severally, and not jointly, covenants to Parent and Merger Sub as follows:

        2.1 Voting of Shares. Stockholder hereby agrees that from the date hereof until the termination of the Agreement pursuant to Section 3.2 (the "Term"), at any meeting of the stockholders of the Company however called and in any action by written consent of the stockholders of the Company, in each case before the Effective Time, Stockholder shall vote (or direct the record owner of its Shares to vote) its Shares (i) in favor of the Merger and the Merger Agreement, (ii) if so directed by Parent, against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could reasonably be expected to result in any of the Company's obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capitalization of the Company or any amendment to the Company's corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including documents enabling Parent and Merger Sub or their nominee(s) to vote the Shares directly.

        2.2 Proxy. Stockholder hereby revokes all prior proxies or powers of attorney with respect to any of its Shares. During the Term, Stockholder hereby constitutes and appoints Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Term, as its true and lawful attorney and proxy ("Proxy"), for and in its name, place, and stead, in the Proxy's discretion to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Stockholder as its Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the stockholders of the Company, including the right to sign its name as stockholder (or to direct the record owner to sign its name as stockholder) to any consent, certificate, or other document relating to the Company that the law of the Commonwealth of Virginia might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Stockholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

        2.3 Restrictions on Transfer, Proxies and Non-Interference. Stockholder hereby agrees, until the termination of this Agreement pursuant to Section 3.2, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares (other than to an affiliate of such Stockholder who agrees to comply with the terms and provisions hereof with respect to the transferred Shares),
(ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

        2.4 No Solicitation. Stockholder covenants and agrees that, during the Term, it shall not, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any person (other than from Parent or Merger Sub) relating to any transaction that constitutes a Takeover Proposal. Stockholder further covenants and agrees that, during the Term, it shall not participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any person (other than Parent or Merger Sub or if required by law or compelled by subpoena or similar legal process) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person (other than Parent and Merger Sub) to make, any transaction that may constitute a Takeover Proposal. Stockholder immediately shall cease and cause to be terminated any existing discussions or negotiations of Stockholder and its agents or other representatives with any person (other than Parent and Merger Sub) with respect to any of the foregoing. Stockholder shall notify Parent and Merger Sub promptly of any specific proposal or offer made to Stockholder relating to a Takeover Proposal, or any substantive inquiry or contact made to Stockholder specifically relating to a Takeover Proposal, and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact. Notwithstanding the foregoing, if Stockholder or (if Stockholder is an entity) any officer, director, partner, agent or representative of Stockholder is an officer of the Company or a member of the Board of Directors of the Company, such Stockholder may, in his or her capacity as such, take such actions, if any, as are permitted by Section 5.2 of the Merger Agreement.

                           ARTICLE III

                          MISCELLANEOUS

        3.1 Definitions. Terms used but not otherwise defined in this Agreement, have the meanings assigned to such terms in the Merger Agreement, as it may be amended from time to time; provided, that no amendments to the Merger Agreement adverse to the interests of a Stockholder shall apply to this Agreement unless consented to in writing by such Stockholder.

        3.2 Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the earliest to occur of (A) the Effective Time, (B) the termination of the Merger Agreement in accordance with its terms, (C) the amendment of the Merger Agreement without the written consent of the Stockholders that (x) provides for a reduction in the Merger Consideration below $60.00 or (y) changes the form of the Merger Consideration to other than cash, and (D) December 31, 2002. Notwithstanding the foregoing, the provisions of this Agreement shall survive and continue in full force and effect with respect to the Stockholder designated on Exhibit B hereto and to that number of Shares beneficially owned by such Stockholder shown on Exhibit B hereto for a period of twelve (12) months after the date of termination of the Merger Agreement pursuant to Section 7.1(c)(i) or (ii) or 7.1(d)(i) or
(ii) thereof to the extent that such termination relates to or occurs following a Takeover Proposal that is initially communicated to the Company or publicly disseminated after August 7, 2002. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

        3.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        3.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, (ii) upon confirmation of receipt of facsimile transmission, (iii) upon confirmed delivery by a standard overnight courier, or (iv) after five
(5) business days if sent by registered or certified mail, postage prepaid, return receipt requested, to the following address or to such other address that a party hereto might later specify by like notice:

               (a)   If to Parent or Merger Sub, to:

                     Berkshire Hathaway Inc.
                     1440 Kiewit Plaza
                     Omaha, Nebraska 68131
                     Attention:  Chief Executive Officer
                     Telecopy:    402-346-3375

                     with copies to:

                     Munger, Tolles & Olson LLP
                     355 South Grand Avenue, 35th Floor
                     Los Angeles, California  90071-1560
                     Attention: R. Gregory Morgan
                     Telecopy: (213) 687-3702

               (b)   If to Stockholders, to:

                     c/o Garan, Incorporated
                     350 Fifth Avenue
                     19th Floor
                     New York, New York 10118
                     Attention:   Chief Executive Officer
                     Telecopy:  (212) 971-2253

                     with copies to:

                     Tannenbaum Dubin & Robinson, LLP
                     1140 Avenue of the Americas
                     New York, New York  10036
                     Attention: Marvin S. Robinson, Esq.
                     Telephone No.:  (212) 302-2900
                     Telecopier No.  (212) 302-2906

                     and

                     Simpson Thacher & Bartlett
                     425 Lexington Avenue
                     New York, New York  10017-3954
                     Attention:  Charles I. Cogut, Esq.
                     Telephone No.:  (212) 455-2550
                     Telecopier No.:  (212) 455-2502

        3.5 Severability. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

        3.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

        3.7 Assignment. No party may assign or delegate this Agreement or any right, interest, or obligation hereunder, provided that Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; provided further that any such assignment or delegation shall not relieve Parent or Merger Sub from liability hereunder.

        3.8 No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

        3.9 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

        3.10 Further Assurance. Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        3.11   Certain Events.  Each Stockholder agrees that this
Agreement and the obligations hereunder shall attach to Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

        3.12 No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its obligations hereunder, or the existence of any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

        3.13 Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law, or in equity.

        3.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without giving effect to provisions thereof relating to conflicts of law.

        3.15 Headings. The descriptive headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        3.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

                                  Berkshire Hathaway Inc.


                                  By: /s/ Warren E. Buffet
                                     ----------------------------
                                  Its:
                                      ---------------------------

                                  BG Merger Sub Inc.


                                  By: /s/ Marc D. Hamburg
                                     ----------------------------
                                  Its:
                                      ---------------------------

                                  Stockholders:

                                  /s/ Rodney Faver
                                  --------------------------------
                                  Rodney Faver

                                  /s/ Jerald Kamiel
                                  --------------------------------
                                  Jerald Kamiel

                                  /s/ Seymour Lichtenstein
                                  --------------------------------
                                  Seymour Lichtenstein

                                  /s/ William J. Wilson
                                  --------------------------------
                                  William J. Wilson

                                  Exhibit A


                                                            No. of Shares of
Name of Beneficial          No. of Shares of              Company Common Stock
and Record Owner          Company Common Stock             Subject to Option
------------------        --------------------            --------------------

Rodney Faver                     62,412
Jerald Kamiel                   140,175                           20,000
Seymour Lichtenstein            673,738
William J. Wilson                62,425

                                 Exhibit B


                                                            No. of Shares of
Name of Beneficial and Record Owner                       Company Common Stock
-----------------------------------                       --------------------

Seymour Lichtenstein                                         447,873 Shares